FOR IMMEDIATE RELEASE	CONTACT:	Alan D. Eskow
Executive Vice President & CFO
Valley National Bancorp
973-305-4003
Alan C. Marcus
The Marcus Group, Inc.
Public Relations for NorCrown Bank
201-902-9000

VALLEY NATIONAL BANCORP TO ACQUIRE NORCROWN BANK

WAYNE, N.J., Tuesday, November 9, 2004 – Valley National Bancorp (NYSE:VLY) and NorCrown Bank announced today that they have entered into a merger agreement by which Valley National Bancorp will acquire NorCrown. NorCrown is a commercial bank with approximately $600 million in assets and 15 branch offices located in 12 affluent communities in Essex, Hudson and Morris Counties. Pursuant to the agreement, NorCrown Bank will be merged into Valley National Bank.

“The merger with NorCrown is consistent with our company’s strategy of highly focused growth within Northern New Jersey and the contiguous local market through new branches and acquisitions of other strong financial institutions” said Gerald H. Lipkin, Chairman, President & CEO.

“This agreement is in the best interest of our depositors, customers and employees,” said NorCrown Chairman, Morton Dear. “By joining Valley, a bank that is focused on our area and that is so well regarded for its customer service, we know our customers and depositors can be assured of a seamless transition. Within a short time period after the closing, our customers will be able to use any Valley branch in addition to our offices to conduct their business and will immediately have access to Valley’s 166 ATM network, service charge free. They will see familiar faces in those branches and the customers will continue to receive the same high level of personalized customer service that they received in the past.”

Valley will pay $141 million for NorCrown of which 50 percent will be cash and 50 percent will be Valley common stock. Valley anticipates that it will issue approximately 2.5 million common shares in a private placement to NorCrown shareholders at an exchange ratio to be determined based upon Valley’s average stock price prior to closing. Following the closing, NorCrown shareholders will have the right to require Valley to register the Valley common stock with the SEC. The purchase price represents approximately 3 times book value for NorCrown with Valley recording approximately $98 million in goodwill and core deposit intangibles. The purchase price multiple is approximately 19.7 times NorCrown’s 2003 earnings after adjusting for almost $2 million in non-recurring expenses. Valley’s capital ratios will go down slightly with this transaction as will tangible book value. Valley also anticipates that the transaction will be accretive to earnings within one year of the closing. After the merger, the combined company will have a total of 148 offices, approximately $11.3 billion total assets, $7.2 billion of loans, $8.0 billion of deposits, goodwill and intangibles of $153 million and capital of $917 million.

Valley National Bancorp (NYSE: VLY)
November 9, 2004

Closing of the acquisition, which Valley anticipates will occur in early 2005, is contingent on regulatory approvals and the satisfaction of certain closing conditions by NorCrown. The purchase price of $141 million may be reduced based on NorCrown’s shareholders equity at closing.

Gerald H. Lipkin, Chairman, President & CEO of Valley stated “NorCrown and its former Chairman have recently been in the news regarding various matters not pertaining to the financial condition of the bank. Valley conducted due diligence, including a review of any possible regulatory problems. Based on the due diligence examination, as well as the representations and covenants from NorCrown and its primary shareholder and satisfactory financial indemnity, Valley has achieved the comfort necessary to enter into this transaction. Valley will continue to serve the customers of NorCrown through the operation of its 15 branches, lending and back office operations, utilizing NorCrown’s existing customer support staff, with the same high level of service and trustworthiness as we do all of our Valley customers.”

Valley National Bank is a highly efficient, top-performing super community bank that emphasizes middle market commercial and consumer lending. This transaction will enable Valley to offer its retail, commercial and financial services and products to the customers of NorCrown as well as to potential customers in communities that do not presently have Valley branch locations.

Valley National Bancorp is a regional bank holding company with $10.6 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 133 offices in 87 communities serving 11 counties throughout northern New Jersey and Manhattan.

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Cautionary Statement Concerning Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “expect,” “anticipate,” “look,” “view,” “opportunities,” “allow,” “continues,” “reflects,” “believe,” “may,” “will,” “should” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Valley assumes no obligation for updating any such forward-looking statement at any time. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, regulatory approvals, material adverse changes in Valley’s or NorCrown’s operations or earnings, a decline in the economy in New Jersey.

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